EXHIBIT 99.1

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz CFO - SVP Finance & Treasurer 1 866 447 8636 irit@ampal.com

FOR:	KM - Investor Relations
CONTACT:	Roni Gavrielov 011-972-3-516-7620 roni@km-ir.co.il

FOR:	PM-PR Media consultants
CONTACT:	Zeev Feiner 011-972-50-790-7890 z@pm-pr.com

Ampal Receives Favorable NASDAQ Listing Determination

TEL AVIV, Israel, October 23, 2012 – Ampal-American Israel Corporation (Nasdaq: AMPL), a holding company with experience in acquiring interests in various businesses with emphasis in recent years on energy, chemical and related fields, announced today that the NASDAQ Listing Qualifications Hearings Panel (the “Panel”) has determined to continue the listing of the Company’s Class A Stock on The NASDAQ Capital Market, subject to the Company’s timely satisfaction of certain milestones relating to the Company’s debt restructuring efforts under the Company’s Chapter 11 proceeding and the Company’s compliance with the requirements for initial listing on The NASDAQ Capital Market upon its emergence from Chapter 11 bankruptcy, ultimately, by no later than February 18, 2013.

The NASDAQ Listing Qualifications Staff had previously issued (i) a delist determination letter on August 21, 2012 based upon the rejection of the Company’s plan for coming into compliance with the $2,500,000 minimum stockholders’ equity listing requirement and (ii) a delist determination letter on August 30, 2012 based upon the Chapter 11 filing, and the Company subsequently appealed the proposed delisting to the Panel. The Company’s hearing before the Panel was held on October 4, 2012.

About Ampal:
Ampal and its subsidiaries acquire interests primarily in businesses located in the State of Israel or that are Israel-related. Ampal is seeking opportunistic situations in a variety of industries, with a focus on energy, chemicals and related sectors. Ampal’s goal is to develop or acquire majority interests in businesses that are profitable and generate significant free cash flow that Ampal can control. For more information about Ampal please visit our web site at www.ampal.com.

Safe Harbor Statement
Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq and Egypt, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements.